Exhibit 99.1

Contacts:	Investor Relations	Media Relations
	Derrick Nueman	Mike Boccio - Sloane & Company
	408-519-9677	212-446-1867
	dnueman@tivo.com	mboccio@sloanepr.com

TIVO REPORTS RESULTS FOR THE THIRD QUARTER ENDED OCTOBER 31, 2012

•	Service & Technology revenue up 18% year-over-year to $61.0 million

•	Adjusted EBITDA was $71.9 million and Net Income was $59.0 million; both exceeding guidance

•	TiVo expects Adjusted EBITDA profitability next quarter, excluding litigation expense

•	TiVo's subscription base increased 44% year-over-year to almost three million subscriptions

•	MSO service revenue grew 84% year-over-year

•	$250 million Verizon settlement once again proves strength of TiVo's intellectual property; Total consideration and damages from intellectual property actions now more than $1 billion

•	Recent deals with Mediacom, Midcontinent, and Cable ONE highlight TiVo's leadership amongst U.S. mid-sized operators and continued distribution momentum

•	ONO and Suddenlink deliver strongest quarter of TiVo subscription net additions to date

•	Comcast expands TiVo XFINITY® ON Demand offering to 12 markets

SAN JOSE, CA - November 28, 2012 -- TiVo Inc. (NASDAQ: TIVO), a leader in the advanced television entertainment market, today reported financial results for the third quarter ended October 31, 2012.

Tom Rogers, President and CEO of TiVo, said, "This was another strong quarter for TiVo marked by meaningful execution across all areas of our business. We delivered solid revenue growth and our Adjusted EBITDA and net income exceeded our guidance even when excluding the significant positive impact of our litigation settlement with Verizon. We also signed new operator partnerships and continued to build our data analytics business. As a result of the progress we have made toward our operational goals, we expect to be profitable next quarter on an Adjusted EBITDA basis excluding litigation spend.

“During the third quarter, overall subscriptions increased 44% year-over-year as our deals with pay-TV operators brought TiVo to more and more homes and our MSO service revenue grew 84% in the third quarter as compared to the year-ago quarter, significantly more than the second quarter year-over-year growth rate of 22%. We continued to sign on new operator partners as Mediacom, Midcontinent, and Cable ONE turned to TiVo for their advanced television offerings, securing our leadership position amongst mid-sized operators and setting the stage for continued growth in our MSO business. Finally, the value of our intellectual property was once again highlighted by another favorable patent settlement, this time with Verizon, bringing the total consideration from the enforcement of our intellectual property to more than $1 billion from three litigations, and we believe further bolstering our position with respect to our ongoing intellectual property enforcement actions.”

For the third quarter, service and technology revenues increased 18% to $61.0 million. This compared to guidance of $57 million to $59 million and $51.8 million for the same quarter last year. TiVo reported net income of $59.0 million, compared to guidance of a net loss of $(27) million to $(29) million, and a net loss of $(24.5) million in the same quarter last year. Adjusted EBITDA was $71.9 million, compared to Adjusted EBITDA guidance of a loss of $(14) million to $(16) million, and to an Adjusted EBITDA loss of $(13.9) million in the same quarter last year. Included in this quarter's results were $2.4 million of ongoing licensing revenue and $78.4 million of litigation proceeds relating to past damages from the Verizon settlement.
Rogers continued, “This quarter we signed three new operator partnerships. The first is with Mediacom Communications, the eighth-largest cable operator in the U.S., which has chosen TiVo to deliver its next-generation, whole-home television experience to subscribers across its footprint. Additionally, Midcontinent Communications, a provider to approximately 300,000 customers, selected TiVo for its advanced television services. Finally, we announced a deal with Cable ONE, the 10th largest cable operator in the U.S. For Cable ONE, given its past experiences, it was critical for them to select a partner with a proven track record of execution. With these deals in place, we currently have relationships with 10 of the top 25 operators in the U.S.
“These deals increase the potential for TiVo to reach more homes and to drive further meaningful financial upside as we expect our existing R&D investment will be heavily leveraged, making it possible to implement a TiVo offering quickly with minimal incremental development cost. Additionally, these deployments are expected to utilize a six-tuner gateway set-top box that we are currently developing with Pace, which is expected to further reduce costs for operators.
“In terms of our existing deployments, we are continuing to see impressive subscription growth. In fact, several of our partners beyond Virgin Media have achieved a double-digit percentage TiVo penetration of their subscriber base as our product has become a key differentiator for their offering, which in addition to helping bolster customer acquisition is reducing churn rates and improving revenue per subscriber.
“In the U.K., Virgin Media continues to improve its pay television net additions, which are accelerating while its primary competitor is experiencing decelerating net additions. TiVo is now being enjoyed by more than one million Virgin Media subscribers, representing 30% of their base. Further, we recently announced Virgin Media is extending the TiVo experience beyond the set-top box by delivering video through an IP network from the cloud to a variety of devices. Virgin Media has recently introduced an app for iOS devices and a web portal that will give subscribers access to live program viewing, thousands of hours of on-demand content on tablets, smartphones, and computers, plus the ability to remotely manage their TiVo service.
“In Spain, despite a challenging economic environment, ONO had its best quarter of TiVo subscription growth to date, almost doubling its TiVo subscription base for the third straight quarter.
“In Scandinavia, we remain on track to launch our first IPTV implementation with Com Hem next year, which will allow Com Hem to offer TiVo both in its traditional form and directly from the cloud to connected devices without the need for a set-top box. We believe this cloud implementation will further increase the appeal of TiVo to pay-TV operators across the globe and will allow these operators to offer a superior television experience without the need to incur significant capex from set-top box purchases.
“In the U.S., our efforts with small and mid-sized cable operators continued to yield strong results as we delivered our strongest aggregate net subscription additions to date. With the announced launch of our non-DVR IP set-top box, TiVo Mini, that will create a whole home thin-client experience for our operators and TiVo Stream, which allows customers to stream as well as download content from their DVRs to their iPads and iPhones, as well as other planned products next year, we believe that we are well positioned to drive similar results across all of our domestic partnerships.

“On the TiVo-Owned front, we posted our best net subscription performance in almost four years and our lowest absolute churn rate in approximately six years. This quarter we also saw an increased percentage of sales of non-subsidized, higher end devices with larger hard drives and more tuners, which have significantly lower associated subscription acquisition costs. Looking ahead, we are planning on reallocating the subsidy dollars gained from this hardware mix shift to marketing programs which we believe will allow us to gain subscription additions while not significantly increasing acquisition costs from the levels we've seen over the last year.
“In addition, our Comcast TiVo offering continues to be well received and has been expanded from two to twelve markets. We've also expanded our retail distribution to Wal-Mart, the largest domestic retailer, which provides opportunity to drive incremental sales. With lower churn, better messaging, a mix shift to higher-end products, more distribution, as well as continued product innovation; we believe the prospects to drive stronger financial results for this business are as good as they've been in some time.
“Our efforts to take the TiVo experience beyond the living room took a significant step forward this quarter with the launch of our TiVo Stream offering. Early sales results in retail have been well above our forecasts and our MSO partners are excited to distribute the product, which has received significant accolades from media reviewers as well as our end-user customers.
“We also continue to build our data analytics business, with a focus on growing new revenue-enhancing opportunities and bolstering our ability to provide unique insights to an industry increasingly seeking alternative ways to measure audience behavior. We are quickly integrating the capabilities of TRA, now rebranded TiVo Research and Analytics (TRA), with our existing measurement services and are providing brands, advertisers, and networks with invaluable insights into not only what shows are being most watched, but also insights and analytics that link television viewing and purchase activity.
“This quarter our intellectual property was once again validated as we settled our patent litigation with Verizon for at least $250 million, bringing the total consideration from our intellectual property enforcement actions to more than $1 billion. We remain confident that the successes we've had defending our innovation, positions TiVo favorably in our ongoing enforcement actions, and believe the settlement with Verizon only further strengthens our hand.”
Rogers concluded, “We believe this was a quarter marked by encouraging progress across the board for our business. Many of our operator deals are in full swing and are bringing the TiVo experience to hundreds of thousands of new homes. We signed important new distribution deals and secured a valuable litigation settlement with Verizon. We also continue to build a strategic position in the audience research and advertising arena. We believe that these trends will drive continued improvement of our financial results and support our plan to be profitable on an Adjusted EBITDA basis, excluding litigation expenses, in the fourth quarter.”

Management Provides Financial Guidance

For the fourth quarter of Fiscal 2013, TiVo anticipates service and technology revenues in the range of $63 million to $65 million. TiVo anticipates net loss to be in the range of $(15) million to $(17) million and an Adjusted EBITDA loss to be in the range of $(2) million to $(4) million, including litigation expense.
Additionally, TiVo expects to be profitable on an Adjusted EBITDA basis excluding litigation spend in the fourth quarter of fiscal 2013 and for current operational trends to drive continued Adjusted EBITDA and net income improvement going forward.
This financial guidance is based on information available to management as of November 28, 2012. TiVo expressly disclaims any duty to update this guidance.

Management's guidance includes Adjusted EBITDA, a non-GAAP financial measure as defined in Regulation G. TiVo has provided a reconciliation of EBITDA and Adjusted EBITDA to net income (loss) in the attached schedules solely for the purpose of complying with Regulation G and not as an indication that EBITDA or Adjusted EBITDA is a substitute measure for net income (loss).
Conference Call and Webcast

TiVo will host a conference call and Webcast to discuss the third quarter financial and operating results and guidance outlook at 2:00 pm PT (5:00 pm ET), today, November 28, 2012. To listen to the discussion, please visit http://www.tivo.com/ir and click on the link provided for the Webcast or dial (877) 618-4505 (conference ID number is 64085149). The Webcast will be archived and available through December 5, 2012 at http://www.tivo.com/ir or by calling (404) 537-3406; and entering the conference ID number 64085149.

About TiVo Inc.

Founded in 1997, TiVo Inc. (Nasdaq: TIVO - News) developed the first commercially available digital video recorder (DVR).  TiVo offers the TiVo service and TiVo DVRs directly to consumers online at www.tivo.com and through third-party retailers.  TiVo also distributes its technology and services through solutions tailored for cable, satellite, and broadcasting companies. Since its founding, TiVo has evolved into the ultimate single solution media center by combining its patented DVR technologies and universal cable box capabilities with the ability to aggregate, search, and deliver millions of pieces of broadband, cable, and broadcast content directly to the television. An economical, one-stop-shop for in-home entertainment, TiVo's intuitive functionality and ease of use puts viewers in control by enabling them to effortlessly navigate the best digital entertainment content available through one box, with one remote, and one user interface, delivering the most dynamic user experience on the market today.  TiVo also continues to weave itself into the fabric of the media industry by providing interactive advertising solutions and audience research and measurement ratings services to the television industry.

TiVo and the TiVo Logo are trademarks or registered trademarks of TiVo Inc. or its subsidiaries worldwide. © 2012 TiVo Inc. All rights reserved. All other trademarks are the property of their respective owners.

This release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements relate to, among other things, TiVo's future business and growth strategies including future distribution agreements and subscription growth from MSO customers (both domestically and internationally) and TiVo's ability to drive better financial performance from TiVo's retail business, TiVo's future marketing plans and spend, the future availability of TiVo offering with Com Hem next year, future revenue opportunities from TRA, future increases in MSO revenues, future decreases in TiVo R&D spending, TiVo's ability to leverage and minimize its research and development in the future between MSO customers and in retail while minimizing incremental development required to deploy TiVo with additional MSO customers, and the future strength and value of TiVo's intellectual property portfolio. Forward-looking statements generally can be identified by the use of forward-looking terminology such as, "believe," "expect," "may," "will," "intend," "estimate," "continue," or similar expressions or the negative of those terms or expressions. Such statements involve risks and uncertainties, which could cause actual results to vary materially from those expressed in or indicated by the forward-looking statements. Factors that may cause actual results to differ materially include delays in development, competitive service offerings and lack of market acceptance, as well as the other potential factors described under "Risk Factors" in the Company's public reports filed with the Securities and Exchange, including the Company's Annual Report on Form 10-K for the fiscal year ended January 31, 2012, our Quarterly Reports on Form 10-Q for the periods ended April 30, 2012 and July 31, 2012, and Current Reports on Form 8-K. The Company cautions you not to place undue reliance on forward-looking statements, which reflect an analysis only and speak only as of the date hereof. TiVo disclaims any obligation to update these forward-looking statements.

TIVO INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share and share amounts)
(unaudited)

	Three Months Ended October 31,		Nine Months Ended October 31,
	2012	2011	2012	2011
Revenues
Service revenues	$35,228	$32,413	$98,151	$99,763
Technology revenues	25,727	19,391	71,439	40,480
Hardware revenues	21,072	12,970	45,462	31,465
Net revenues	82,027	64,774	215,052	171,708
Cost of revenues
Cost of service revenues	11,238	9,265	28,488	27,154
Cost of technology revenues	5,779	7,721	15,857	18,554
Cost of hardware revenues	23,434	16,817	56,336	39,071
Total cost of revenues	40,451	33,803	100,681	84,779
Gross margin	41,576	30,971	114,371	86,929
Research and development	28,277	27,272	88,489	80,542
Sales and marketing	7,958	6,753	21,425	19,995
Sales and marketing, subscription acquisition costs	1,560	2,398	5,189	6,072
General and administrative	21,772	18,032	63,367	58,310
Litigation proceeds	(78,441)	—	(78,441)	(175,716)
Total operating expenses	(18,874)	54,455	100,029	(10,797)
Income (loss) from operations	60,450	(23,484)	14,342	97,726
Interest income	1,383	759	3,143	4,600
Interest expense and other income (expense), net	(1,958)	(2,015)	(5,906)	(6,604)
Income (loss) before income taxes	59,875	(24,740)	11,579	95,722
Benefit from (provision for) income taxes	(848)	242	(1,067)	(746)
Net income (loss)	$59,027	$(24,498)	$10,512	$94,976

Net income (loss) per common share
Basic	$0.49	$(0.21)	$0.09	$0.82
Diluted	$0.44	$(0.21)	$0.09	$0.74

Income (loss) for purposes of computing net income (loss) per share:
Basic	59,027	(24,498)	10,512	94,976
Diluted	60,992	(24,498)	10,512	99,989

Weighted average common and common equivalent shares:
Basic	119,363,613	117,232,354	119,149,010	116,208,111
Diluted	138,587,931	117,232,354	123,353,443	135,722,730

TIVO INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands, except per share and share amounts)
(unaudited)

	October 31, 2012	January 31, 2012
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$177,466	$169,555
Short-term investments	446,084	449,244
Accounts receivable, net of allowance for doubtful accounts of $396 and $370, respectively	28,388	24,665
Inventories	17,380	18,925
Deferred cost of technology revenues, current	11,725	4,400
Prepaid expenses and other, current	14,954	12,106
Total current assets	695,997	678,895
LONG-TERM ASSETS
Property and equipment, net of accumulated depreciation of $49,566 and $47,170, respectively	10,059	9,191
Intangible assets and capitalized software, net of accumulated amortization of $20,059 and $17,797, respectively	17,350	4,677
Deferred cost of technology revenues, long-term	18,435	23,546
Goodwill	12,281	—
Prepaid expenses and other, long-term	3,165	3,501
Total long-term assets	61,290	40,915
Total assets	$757,287	$719,810
LIABILITIES AND STOCKHOLDERS’ EQUITY
LIABILITIES
CURRENT LIABILITIES
Accounts payable	$28,565	$32,102
Accrued liabilities	42,592	45,341
Deferred revenue, current	95,688	74,986
Total current liabilities	166,845	152,429
LONG-TERM LIABILITIES
Deferred revenue, long-term	81,837	81,336
Convertible senior notes	172,500	172,500
Deferred rent and other long-term liabilities	539	518
Total long-term liabilities	254,876	254,354
Total liabilities	421,721	406,783
COMMITMENTS AND CONTINGENCIES
STOCKHOLDERS’ EQUITY
Preferred stock, par value $0.001: Authorized shares are 10,000,000; Issued and outstanding shares - none	—	—
Common stock, par value $0.001: Authorized shares are 275,000,000; Issued shares are 127,662,627 and 123,073,486, respectively, and outstanding shares are 123,818,266 and 121,616,908, respectively	128	123
Treasury stock, at cost: 3,844,361 shares and 1,456,578 shares, respectively	(36,915)	(13,788)
Additional paid-in capital	1,038,681	1,003,696
Accumulated deficit	(666,552)	(677,064)
Accumulated other comprehensive income	224	60
Total stockholders’ equity	335,566	313,027
Total liabilities and stockholders’ equity	$757,287	$719,810

TIVO INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)
(unaudited)

	Nine Months Ended October 31,
	2012	2011
CASH FLOWS FROM OPERATING ACTIVITIES
Net income	$10,512	$94,976
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization of property and equipment and intangibles	6,622	6,682
Stock-based compensation expense	25,163	21,979
Amortization of discounts and premiums on investments	4,097	2,483
Non-cash loss on over allotment option and non-cash interest expense	721	2,192
Utilization and write-down of trade credits	—	619
Allowance for doubtful accounts	196	322
Changes in assets and liabilities, net of the effects of the acquisition:
Accounts receivable	(3,124)	(3,311)
Inventories	1,545	(2,271)
Deferred cost of technology revenues	(1,916)	(11,088)
Prepaid expenses and other	(1,947)	(653)
Accounts payable	(6,377)	11,854
Accrued liabilities	(3,619)	5,717
Deferred revenue	20,122	95,988
Deferred rent and other long-term liabilities	21	293
Net cash provided by operating activities	$52,016	$225,782
CASH FLOWS FROM INVESTING ACTIVITIES
Purchases of short-term investments	(429,262)	(640,300)
Sales or maturities of long-term and short-term investments	427,925	256,990
Acquisition of business, net of cash and cash equivalents acquired	(24,481)	—
Acquisition of property and equipment	(4,594)	(4,094)
Acquisition of capitalized software and intangibles	(95)	(281)
Net cash used in investing activities	$(30,507)	$(387,685)
CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from issuance of convertible senior notes, net of issuance costs of $6,391	—	166,109
Proceeds from issuance of common stock related to exercise of common stock options	5,788	9,796
Proceeds from issuance of common stock related to employee stock purchase plan	3,741	3,284
Treasury stock - repurchase of stock	(23,127)	(4,566)
Net cash provided by (used in) financing activities	$(13,598)	$174,623
NET INCREASE IN CASH AND CASH EQUIVALENTS	$7,911	$12,720
CASH AND CASH EQUIVALENTS:
Balance at beginning of period	169,555	71,221
Balance at end of period	$177,466	$83,941

TIVO INC.
OTHER DATA

	Three Months Ended		Guidance Reconciliation
	October 31		Three Months Ending
	2012	2011	January 31, 2013
	(In thousands)		(In millions)
Net loss	$59,027	$(24,498)	$(15) - $(17)
Add back:
Depreciation & amortization	2,463	2,189	$3 - $2
Interest income & expense	582	1,256	$1
Provision for income tax	848	(242)	$0
EBITDA	62,920	(21,295)	$(11)- $(13)
Stock-based compensation	9,018	7,420	$9
Adjusted EBITDA	$71,938	$(13,875)	$(2) - $(4)
Litigation expenses	$9,473	$8,167	$7 - $9
Litigation proceeds (past damage awards)	$(78,441)	$0	$0
Adjusted EBITDA excluding litigation expense and litigation proceeds (past damage awards)	$2,970	$(5,708)	$5 - $7

EBITDA and Adjusted EBITDA Results. TiVo's "EBITDA" means income before interest income and expense, provision for income taxes and depreciation and amortization. TiVo's "Adjusted EBITDA" is EBITDA less expense for stock-based compensation. EBITDA and Adjusted EBITDA are not measures of financial performance under generally accepted accounting principles, which we refer to as GAAP. We have presented EBITDA and Adjusted EBITDA solely as supplemental disclosure because we believe they allow for a more complete analysis of our results of operations and we believe that EBITDA and Adjusted EBITDA are useful to investors because EBITDA and Adjusted EBITDA are commonly used to analyze companies on the basis of operating performance. In addition, because of the variety of equity awards used by companies, the varying methodologies for determining stock-based compensation expense, and the subjective assumptions involved in those determinations, we believe excluding stock-based compensation enhances the ability of management and investors to evaluate our operating performance over multiple periods. Management does not use EBITDA or Adjusted EBITDA as a measure of liquidity because, among other things, they do not exclude the impact of deferred revenues associated with the amortization of product lifetime subscriptions. We do not use stock-based compensation expense in our internal measures. A limitation associated with these non-GAAP measures is that they do not include any stock-based compensation expense related to hiring, retaining, and incentivizing the Company's workforce. EBITDA and Adjusted EBITDA are not intended to represent, and should not be considered more meaningful than, or as an alternative to, measures of operating performance as determined in accordance with GAAP.

TIVO INC.
OTHER DATA
Subscriptions	Three Months Ended October 31,
(Subscriptions in thousands)	2012	2011
TiVo-Owned Subscription Gross Additions:	30	30
Subscription Net Additions/(Losses):
TiVo-Owned	(15)	(30)
MSOs	240	147
Total Subscription Net Additions/(Losses)	225	117
Cumulative Subscriptions:
TiVo-Owned	1,042	1,135
MSOs	1,898	910
Total Cumulative Subscriptions	2,940	2,045
% of TiVo-Owned Cumulative Subscriptions paying recurring fees	54%	56%

Included in the 1,042,000 TiVo-Owned subscriptions are approximately 208,000 lifetime subscriptions that have reached the end of the period TiVo uses to recognize lifetime subscription revenue. These lifetime subscriptions no longer generate subscription revenue.
Subscriptions. Management reviews this metric, and believes it may be useful to investors, in order to evaluate our relative position in the marketplace and to forecast future potential service revenues. Above is a table that details the change in our subscription base during the three months ended October 31, 2012 and October 31, 2011. The TiVo-Owned lines refer to subscriptions sold directly or indirectly by TiVo to consumers who have TiVo-enabled DVRs and for which TiVo incurs acquisition costs. The MSO lines refer to subscriptions sold to consumers by MSOs such as DIRECTV, Virgin Media, Cableuropa S.A.U. (“ONO”), RCN, Grande, and Suddenlink, among others, and for which TiVo expects to incur little or no acquisition costs. Additionally, we provide a breakdown of the percent of TiVo-Owned subscriptions for which consumers pay recurring fees as opposed to a one-time prepaid product lifetime fee.
We define a “subscription” as a contract referencing a TiVo-enabled DVR for which (i) a consumer has committed to pay for the TiVo service and (ii) service is not canceled. We count product lifetime subscriptions in our subscription base until both of the following conditions are met: (i) the period we use to recognize product lifetime subscription revenues ends; and (ii) the related DVR has not made contact to the TiVo service within the prior six month period. Product lifetime subscriptions past this period which have not called into the TiVo service for six months are not counted in this total. Prior to November 1, 2011 we amortized all product lifetime subscriptions over a 60 month period. Effective November 1, 2011, we have extended the period we use to recognize product lifetime subscription revenues from 60 months to 66 months for product lifetime subscriptions where we have not recognized all of the related deferred revenue as of the reassessment date. We are not aware of any uniform standards for defining subscriptions and caution that our presentation may not be consistent with that of other companies. Additionally, the subscription fees that our MSOs pay us are typically based upon a specific contractual definition of a subscriber or subscription which may not be consistent with how we define a subscription for our reporting purposes nor be representative of how such subscription fees are calculated and paid to us by our MSOs. Our MSOs subscription data is based in part on reporting from our third-party MSO partners.

TIVO INC.
OTHER DATA - KEY BUSINESS METRICS

	Three Months Ended October 31,
TiVo-Owned Churn Rate	2012	2011
	(In thousands, except churn rate per month)
Average TiVo-Owned subscriptions	1,050	1,149
TiVo-Owned subscription cancellations	(45)	(60)
TiVo-Owned Churn Rate per month	(1.4)%	(1.7)%

TiVo-Owned Churn Rate per Month. Management reviews this metric, and believes it may be useful to investors, in order to evaluate our ability to retain existing TiVo-Owned subscriptions (including both monthly and product lifetime subscriptions) by providing services that are competitive in the market. Management believes factors such as service enhancements, service commitments, higher customer satisfaction, and improved customer support may improve this metric. Conversely, management believes factors such as increased competition, lack of competitive service features such as high definition television recording capabilities in our older model DVRs or access to certain digital television channels or MSO Video On Demand services, as well as increased price sensitivity and installation and CableCARDTM technology limitations, may cause our TiVo-Owned Churn Rate per month to increase.
We define the TiVo-Owned Churn Rate per month as the total TiVo-Owned subscription cancellations in the period divided by the Average TiVo-Owned subscriptions for the period (including both monthly and product lifetime subscriptions), which then is divided by the number of months in the period. We calculate Average TiVo-Owned subscriptions for the period by adding the average TiVo-Owned subscriptions for each month and dividing by the number of months in the period. We calculate the average TiVo-Owned subscriptions for each month by adding the beginning and ending subscriptions for the month and dividing by two. We are not aware of any uniform standards for calculating churn and caution that our presentation may not be consistent with that of other companies.

	Three Months Ended October 31,		Twelve Months Ended October 31,
	2012	2011	2012	2011
Subscription Acquisition Costs	(In thousands, except SAC)
Sales and marketing, subscription acquisition costs	$1,560	$2,398	$6,509	$8,286
Hardware revenues	(21,072)	(12,970)	(61,890)	(45,901)
Less: MSOs'-related hardware revenues	13,051	8,998	40,656	24,273
Cost of hardware revenues	23,434	16,817	76,704	63,773
Less: MSOs'-related cost of hardware revenues	(11,841)	(6,351)	(36,811)	(17,463)
Total Acquisition Costs	5,132	8,892	25,168	32,968
TiVo-Owned Subscription Gross Additions	30	30	114	142
Subscription Acquisition Costs (SAC)	$171	$296	$221	$232

Subscription Acquisition Cost or SAC. Management reviews this metric, and believes it may be useful to investors, in order to evaluate trends in the efficiency of our marketing programs and subscription acquisition strategies. We define SAC as our total TiVo-Owned acquisition costs for a given period divided by TiVo-Owned subscription gross additions for the same period. We define total acquisition costs as sales and marketing, subscription acquisition costs less net TiVo-Owned related hardware revenues (defined as TiVo-Owned related gross hardware revenues less rebates, revenue share and market development funds paid to retailers) plus TiVo-Owned related cost of hardware revenues. The sales and marketing, subscription acquisition costs line item includes advertising expenses and promotion-related expenses directly related to subscription acquisition activities, but does not include expenses related to advertising sales. We do not include third-parties’ subscription gross additions, such as MSOs' gross additions with TiVo subscriptions, in our calculation of SAC because we typically incur limited or no acquisition costs for these new subscriptions, and so we also do not include MSOs’ sales and marketing, subscription acquisition costs, hardware revenues, or cost of hardware revenues in our calculation of TiVo-Owned SAC. We are not aware of any uniform standards for calculating total acquisition costs or SAC and caution that our presentation may not be consistent with that of other companies.

	Three Months Ended October 31,
TiVo-Owned Average Revenue per Subscription	2012	2011
	(In thousands, except ARPU)
Total Service revenues	$35,228	$32,413
Less: MSOs'-related service revenues	(7,526)	(4,087)
TiVo-Owned-related service revenues	27,702	28,326
Average TiVo-Owned revenues per month	9,234	9,442
Average TiVo-Owned subscriptions per month	1,050	1,149
TiVo-Owned ARPU per month	$8.79	$8.22

	Three Months Ended October 31
MSOs' Average Revenue per Subscription	2012	2011
	(In thousands, except ARPU)
Total Service revenues	$35,228	$32,413
Less: TiVo-Owned-related service revenues	(27,702)	(28,326)
MSOs'-related service revenues	7,526	4,087
Average MSOs' revenues per month	2,509	1,362
Average MSOs' subscriptions per month	1,771	828
MSOs' ARPU per month	$1.42	$1.65

Average Revenue Per Subscription or ARPU. Management reviews this metric, and believes it may be useful to investors, in order to evaluate the potential of our subscription base to generate revenues from a variety of sources, including service fees, advertising, and audience research measurement. You should not use ARPU as a substitute for measures of financial performance calculated in accordance with GAAP. Management believes it is useful to consider this metric excluding the costs associated with rebates, revenue share, and other payments to channel because of the discretionary and varying nature of these expenses and because management believes these expenses, which are included in hardware revenues, net, are more appropriately monitored as part of SAC. We are not aware of any uniform standards for calculating ARPU and caution that our presentation may not be consistent with that of other companies. Further, the inclusion of advertising and audience research measurement revenues in our service revenues has the effect of increasing ARPU above the amounts that are directly attributable to TiVo service subscription fees. With the acquisition of TRA in July 2012, future growth in our audience research measurement revenues will have the effect of further increasing this impact. Furthermore, ARPU for our MSOs may not be directly comparable to the service fees we may receive from these partners on a per subscription basis as the fees that our MSOs pay us may be based upon a specific contractual definition of a subscriber or subscription which may not be consistent with how we define a subscription for our reporting purposes or be representative of how such subscription fees are calculated and paid to us by our MSOs. For example, an agreement that includes contractual minimums may result in a higher than expected MSOs ARPU if such fixed minimum fee is spread over a small number of subscriptions. Additionally, ARPU for our MSO subscriptions may not be reflective of revenues received by TiVo as in certain cases the cost of development for such MSO customer may be deferred on our condensed consolidated balance sheet until later when related revenues from service fees are received and are first recognized as Technology revenues by us until the previously deferred costs of development are fully expensed. This recognition of service fees as Technology revenues will have the effect of lowering ARPU for certain of our MSO subscriptions until such costs of development are fully expensed.
We calculate ARPU per month for TiVo-Owned subscriptions by subtracting MSOs'-related service revenues (which includes MSOs’ subscription service revenues and MSOs’-related advertising and audience research measurement revenues) from our total reported net service revenues and dividing the result by the number of months in the period. We then divide the resulting average service revenue by Average TiVo-Owned subscriptions for the period, calculated as described above for churn rate. The above table shows this calculation.
We calculate ARPU per month for MSOs’ subscriptions by first subtracting TiVo-Owned-related service revenues (which includes TiVo-Owned subscription service revenues and TiVo-Owned related advertising and audience research measurement revenues) from our total reported service revenues. Then we divide average revenues per month for MSOs’-related service revenues by the average MSOs’ subscriptions for the period. The above table shows this calculation.